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FOR IMMEDIATE RELEASE: September 29, 1999

CONTACT:      Jackie Barry         Fred Mason
              NEES                 EUA
              508/389-3298         (508) 559-2000 Ext. 3662

                 FERC APPROVES NEES/EUA MERGER

     Westborough and West Bridgewater, Mass., Sept. 29, 1999
The Federal Energy Regulatory Commission (FERC) today approved the proposed merger between New England Electric System (NEES) and Eastern Utilities Associates (EUA).

     In the approval order, the FERC commissioners concluded that the proposed merger will not adversely affect competition, rates or regulation, and that it is consistent with the public interest.
     "The original goal of restructuring this industry was to deliver lower prices to consumers," said NEES President and Chief Executive Officer Rick Sergel. "Mergers such as NEES/EUA are one of the restructuring-driven changes that will help achieve those lower prices."

      EUA Chairman and Chief Executive Officer Donald G. Pardus said, "This merger will enable us to continue to provide top-notch customer service and reliable, low-cost electricity to our customers. We are pleased that the FERC agrees."

     The proposed merger will result in a company that serves more than 1.6 million electricity customers in 228 communities in Massachusetts, Rhode Island and New Hampshire.

     In April, the merger received Hart-Scott-Rodino clearance from the Department of Justice and the Federal Trade Commission.
The merger also requires approval from the Securities and Exchange Commission, Nuclear Regulatory Commission, and the state utility commissions in Massachusetts and Rhode Island.

     In December 1998, NEES announced that it will merge with National Grid Group, plc, the world's largest independent transmission company, which is based in Coventry, England. Upon completion of that merger, NEES will become a wholly owned subsidiary of National Grid and its base of U.S. operations.

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     Both mergers are expected to close by early 2000.

     NEES (NYSE:NES), a public utility holding company based in Westborough, Mass., serves approximately 1.3 million customers through its subsidiaries Massachusetts Electric Company, Narragansett Electric Company, Granite State Electric Company, and Nantucket Electric Company.

     Eastern Utilities Associates (NYSE: EUA) is a public utility holding company based in West Bridgewater, Massachusetts. Subsidiaries Eastern Edison Company, Blackstone Valley Electric Company, and Newport Electric Corporation deliver electricity to more than 300,000 customers in southeastern Massachusetts and Rhode Island.